Attachment B

SERVICES AGREEMENT

AGREEMENT effective as of May 24, 2006 between Rochdale Investment Trust (the "Trust"), a Delaware business trust having its principal place of business at 570 Lexington Avenue, New York, New York, 10022, and Rochdale Investment Management, LLC ("Rochdale"), a limited liability corporation having its principal place of business at 570 Lexington Avenue, New York, New York, 10022.

WHEREAS, Rochdale (or its predecessors) have, since the inception of the Trust, served as the investment adviser for each of the Trust’s separate investment portfolios (collectively referred to herein as the "Funds") pursuant to the terms and conditions of certain investment advisory agreements approved by the Trust’s Board of Trustees (“Board”) and its shareholders (“Shareholders”) in the manner contemplated under Section 15 of the Investment Company Act of 1940 (“1940 Act”); and

WHEREAS, Rochdale’s responsibilities under the terms of such investment advisory agreements are limited to the provision of day-to-day portfolio management services and certain related services, all of which are expressly delineated in the investment advisory agreement between the Trust and Rochdale, dated August 11 2005; and

WHEREAS, Rochdale has, from time to time, provided non-investment advisory services to the Trust as such services were deemed necessary and appropriate to the operation of the Trust without additional compensation from the Trust; and

WHEREAS, Rochdale and the Trust have mutually agreed that it is appropriate that all services necessary for the operation of the Trust be the subject to written agreements in order to ensure effective oversight and operation of the Trust;

NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Trust and Rochdale hereby agree as follows:

1. Retention of Rochdale

The Trust hereby retains Rochdale to furnish the Trust and Funds with the services as set forth in Article 2 below. Rochdale hereby accepts such appointment to perform the duties set forth below.

2. Services. Without limiting the generality of the foregoing, Rochdale shall:

a)	Coordinate the activities of the Funds and of all other service providers;
b)	Make available appropriate individuals to serve as executive officers of the Trust, upon designation as such by the Board, including a Chief Executive Officer and Chief Financial Officer;
c)
Subject to board approval and as contemplated under Rule 38a-1 of the 1940 Act, furnish to the Trust the services of an individual qualified to serve as the Trust’s Chief Compliance Officer and provide to such individual with all such staff support and other resources as may be necessary to such Chief Compliance Officer in carrying out the duties of such office;

d)	Perform such other services for the Trust as may be mutually agreed upon by the parties from time to time.

3. Allocation of Charges and Expenses

(a) Rochdale shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. Rochdale shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of the executive officers of the Trust and Trustees of the Trust who are affiliated persons of Rochdale or any affiliated corporation of Rochdale

(b) The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming shares of any Fund , the costs of custodial services, the cost of initial and ongoing registration of such shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of Rochdale, or any person affiliated with Rochdale, (fees for other "interested Trustees" may be paid by parties other than the Trust), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

4. Compensation

(a) Service Fee. For the services to be rendered pursuant to this Agreement, the Trust shall pay annually to Rochdale, on a per-portfolio basis, compensation as provided in the Fee Schedule attached to this Agreement as Exhibit A.

(b) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5. Standard of Care; Uncontrollable Events; Limitation of Liability

Rochdale shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by Rochdale in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of Rochdale shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Rochdale hereunder.

Rochdale shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, Rochdale shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, Rochdale assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond Rochdale's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, acts of terrorism, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, Rochdale shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ROCHDALE, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6. Activities of Rochdale

(a) The services of Rochdale rendered to the Trust are not to be deemed to be exclusive. Rochdale is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in Rochdale, as officers, employees or otherwise and that partners, officers and employees of Rochdale and its counsel are or may be or become similarly interested in the Trust, and that Rochdale may be or become interested in the Trust as a Shareholder or otherwise.

(b) Rochdale shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

7. Duration of this Agreement

Upon the commencement of this Agreement, the Agreement shall be in effect for a period of two (2) years, unless terminated sooner as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not to exceed one (1) year so long as such continuation is approved at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of each Fund and (ii) the vote of a majority of the Trustees of the Trust who are note parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

8. Termination; No Assignment of Agreement

(a) This Agreement may be terminated by the Trust on behalf of one or more Funds at any time without payment of any penalty by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of such a Fund, upon sixty (60) days’ written notice to the Rochdale, and by Rochdale upon sixty (60) days’ written notice to a Fund. In the event of a termination, Rochdale shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by Rochdale on behalf of the Fund.

(b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.

9. Indemnification

The Trust agrees to indemnify and hold harmless Rochdale, its employees, directors, and officers, from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses (including reasonable investigation expenses) of every nature and character (collectively, "Losses") arising out of or in any way relating to Rochdale's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to Rochdale by the Trust, the distributor, fund accountant, transfer agent or custodian thereof (in each case, other than Rochdale or its affiliates); provided that this indemnification shall not apply to actions or omissions of Rochdale (or of its affiliates) in cases of its (or their) own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

Rochdale shall indemnify, defend, and hold the Trust harmless from and against any and all Losses resulting directly and proximately from Rochdale's willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

10. Certain Records

Rochdale shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by Rochdale on behalf of the Trust shall be prepared and maintained at the expense of Rochdale, but shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by the SEC at reasonable times. Rochdale may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain Rochdale's files, records and documents created and maintained by Rochdale pursuant to this Agreement which are no longer needed by Rochdale in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records shall be retained by Rochdale for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

In case of any request or demand for the inspection of such records by another party, Rochdale shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that Rochdale may exhibit such records in any case where (i) disclosure is required by law, (ii) Rochdale is advised by counsel that it may incur liability for failure to make a disclosure, (iii) Rochdale is requested to divulge such information by duly-constituted authorities or court process, or (iv) Rochdale is requested to make a disclosure by the Trust. Rochdale shall provide the Trust with advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable.

11. Legal Advice; Reliance on Prospectus and Instructions

Rochdale may apply to the Trust at any time for instructions and may consult with counsel for the Trust and with accountants and other experts with respect to any matter arising in connection with Rochdale’s duties, and Rochdale shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. Rochdale shall notify the Trust at any time Rochdale believes that it is in need of the advice of counsel (other than counsel in the regular employ of Rochdale or any affiliated companies) with regard to Rochdale's responsibilities and duties pursuant to this Agreement. After so notifying the Trust, Rochdale, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust unless relating to a matter involving Rochdale's willful misfeasance, bad faith, negligence or reckless disregard of Rochdale's responsibilities and duties. As to the services to be provided hereunder, Rochdale may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Trust unless Rochdale receives written instructions to the contrary in a timely manner from the Trust.

Also, Rochdale shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Rochdale will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

12. Notice

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address:

If to the Trust:

570 Lexington Avenue,
New York, New York, 10022,
Attn: Garrett D’Alessandro, President

If to Rochdale,

570 Lexington Avenue,
New York, New York, 10022;
Attn: Kurt Hawkesworth, CCO

13. Governing Law and Matters Relating to the Trust

This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

14. Representations and Warranties

The Trust represents and warrants to Rochdale that this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. Rochdale represents and warrants that: (a) the various procedures and systems which Rochdale has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and Rochdale's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (b) this Agreement has been duly authorized by Rochdale and, when executed and delivered by Rochdale, will constitute a legal, valid and binding obligation of Rochdale, enforceable against Rochdale in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

15. Privacy

Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to Rochdale, or collected or retained by Rochdale in the course of performing its duties shall be considered confidential information. Rochdale shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Rochdale except at the direction of the Trust or as required or permitted by law. Rochdale represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to Rochdale that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide Rochdale with a copy of that statement annually.

16. Miscellaneous

(a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the Advisory Agreement.

(c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and Rochdale may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of Rochdale) does not conflict with or violate any requirements of the Trust's Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

(e) The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ROCHDALE INVESTMENT TRUST	ROCHDALE INVESTMENT MANAGEMENT, L.L.C.
By: s/ Carl Acebes
Name: Carl Acebes	By: /s/ Garrett D'Alessandro
Title: Chairman	Name: Garrett D'Alessandro
Title: CEO

EXHIBIT A

FEE SCHEDULE FOR SERVICES PROVIDED BY ROCHDALE INVESTMENT
MANAGEMENT, LLC

The following fee schedule is based on average annual assets under management (AUM); fees for services provided pursuant to the terms of the Service Agreement will be calculated daily and assessed on a per-portfolio basis at the annual rates set forth below:

Average Annual AUM	Fee

$0-250M	15bps

$250M-500M	12bps

$500M-1B	10bps

Over $1B	8bps